EXHIBIT 10.2

2005 GLOBALSANTAFE ANNUAL INCENTIVE PLAN

The Compensation Committee (the “Committee”) of the Board of Directors of GlobalSantaFe Corporation (the “Company”) approved the 2005 GlobalSantaFe Annual Incentive Plan (the “2005 AIP”) on January 24, 2005. The payment of bonuses, if any, under the 2005 AIP will be based on performance for the period January 1 through December 31, 2005, at the discretion of the Committee. The Committee will determine bonus amounts, if any, during the first calendar quarter of 2006.

The purpose of the 2005 AIP is to promote the interests of the Company and its shareholders by providing eligible management employees with financial rewards based upon the achievement of targeted performance. The 2005 AIP is also intended to help the Company attract and retain management employees.

Executive officers as well as other officers and managers are eligible to participate in the 2005 AIP. The target bonus as a percent of each individual participant’s annual base salary ranges from 5% to 100%. The 2005 AIP bonus is capped at 200% of an individual’s annual base salary.

The 2005 AIP performance measures for participants in the parent company and the Company’s contract drilling services subsidiaries consist of both financial and operational targets. The weighting is 50% for the financial measures, which are net income relative to peer companies and cost. The weighting is also 50% for the operational performance measures, which are safety, downtime, well performance, and specified corporate objectives.

The 2005 AIP performance measures for participants in the Company’s drilling management services consist of both financial and operational targets. The weighting is 80% for the financial measures which are based on domestic and international operating incomes and 20% for the operational measure which is safety.

Bonuses payable under the 2005 AIP are determined by the Committee, subject to ratification by the independent members of the Board of Directors, with respect to the Chief Executive Officer’s bonus.